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                                                                  Exhibit 11.01


         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

               For the Three Months Ended March 31, 1999 and 1998
                 (Dollars in Thousands, Except Per Share Data)



                                                        Three Months Ended
                                                              March 31
                                                        1999            1998
                                                    -----------      -----------

Net earnings                                        $     7,940      $     2,636
                                                    ===========      ===========

Weighted average number of shares outstanding:

         Basic earnings per share                    46,635,302       46,215,439
         Effect of dilutive securities                  266,414          194,011
                                                    -----------      -----------

         Diluted earnings per share                  46,901,716       46,409,450
                                                    ===========      ===========

Net earnings per common share -Basic                $      0.17      $      0.06
                                                    ===========      ===========
                              -Diluted              $      0.17      $      0.06
                                                    ===========      ===========